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                            AGREEMENT AND PLAN OF MERGER

                                    BY AND AMONG

                          PRECEPT BUSINESS SERVICES, INC.,
                                A TEXAS CORPORATION,

                                        AND

                             CREATIVE ACQUISITION CORP.
                                A TEXAS CORPORATION,

                                        AND

                                     CREATIVE,
                                A MAINE CORPORATION,

                                        AND

                                  ROBERT BAZINET,
                                    STOCKHOLDER,

                                   EDWARD CURTIS,
                                    STOCKHOLDER




                                  SEPTEMBER 1, 1998

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                                  TABLE OF CONTENTS


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EXHIBITS AND SCHEDULES
     Exhibit A - Balance Sheet
     Exhibit B - Form of Finder's Fee Agreement
     Exhibit C-1 - Employment Agreement with Edward Curtis
     Exhibit C-2 - Employment Agreement with Robert Bazinet
     Exhibit D - Form of Confidentiality and Noncompetition Agreement with
                   Messrs. R. Bazinet
     Exhibit E - Form of Affiliate Agreement
     Exhibit F - Closing Certificate for the Company and the Stockholders Exhibit G - Closing Certificate for Precept and Merger Sub
     Exhibit H - Secretary's Certificate
     Exhibit I-1  - Standard Form of Extended Sales Commission Agreement
     Exhibit I-2  - Special Form of Extended Sales Commission Agreement

     Schedule 6.3(k) - Stock Option Grants
     Schedule 8.3 - Persons Entitled to Special Form of Extended Sales
                    Commission Agreement

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                             AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of September 1, 1998 by and among Creative Acquisition Corp., a Texas corporation (the "Merger Sub"), a Texas corporation, Precept Business Services, Inc., a Texas corporation ("Precept"), Creative, a Maine corporation (the "Company"), and each of Robert Bazinet and Edward Curtis (collectively, the "Stockholders").

                                      RECITALS:

     WHEREAS, Precept, as the sole shareholder of Merger Sub, and the respective Boards of Directors of Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") in accordance with the Maine Business Corporation Act (the "Maine Law") and the Texas Business Corporation Act (the "Texas Law") and the provisions of this Agreement; and

     WHEREAS, the Board of Directors the Company has directed that the Merger be submitted for approval by the Company's stockholders;

     WHEREAS, it is intended for federal income tax purposes that the Merger qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                      ARTICLE I
                                     DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below or in the section of this Agreement referenced below:

     "Accounts Receivable" is defined in Section 3.9.

     "Affiliate" shall mean any director, officer, employee or shareholder of any Person, or member of the family of any such Person, or any corporation, partnership, trust or other entity in which any such Person, or any member of the family of any such Person, has a substantial interest or is an officer, director, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof.

     "Agreement" shall mean this Agreement and Plan of Merger.

     "Precept Party" is defined in Section 7.1.

     "Certificate" is defined in Section 2.5(c).

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     "CERCLA" is defined in Section 1.1 under "Environmental Laws."

     "Claim" is defined in Section 7.2.

     "Closing" is defined in Section 2.3.

     "Closing Date" is defined in Section 2.3.

     "Code" is defined in Section 3.17(a).

     "Company" shall mean Creative, a Maine corporation.

     "Company Common Stock" is defined in Section 2.5.

     "Confidentiality Agreement" is defined in Section 7.6.

     "Constituent Corporations is defined in Section 2.1.

     "Customer Due Diligence" is defined in Section 5.13.

     "Disclosure Schedule" is defined in the introductory paragraph to
Article III.

     "Effective Date" is defined in Section 2.3.

     "Effective Time" is defined in Section 2.3.

     "Employee Benefit Plans" is defined in Section 3.17(c).

     "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Body pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company owns property or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA; PROVIDED, HOWEVER, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.


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     "ERISA" is defined in Section 3.17(a).

     "Financial Statements" is defined in Section 3.8.

     "GAAP" shall mean United States generally accepted accounting principles as may be modified from time to time.

     "Governmental Body" is defined in Section 3.7.

     "Holdback Period" is defined in Section 7.4(b).

     "Holdback Shares" is defined in Section 7.4(a).

     "Independent Firm" shall mean the Dallas, Texas office of Coopers &
Lybrand.

     "Intellectual Property" is defined in Section 3.22.

     "Knowledge" shall mean, when used with respect to an individual, that (a) such individual is actually aware of such fact or other matter; or (b) a reasonable individual could be expected to discover or otherwise become aware of such fact or other matter in the ordinary course of performing such individual's duties and responsibilities or upon discussion with key employees, representatives and advisors to any Person for which such individual serves as a director, officer, partner, executor or trustee. "Knowledge" shall mean, when used with respect to any Person other than an individual, that any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have had discussions with key employees, representatives and advisors to the Company regarding the accuracy of any representations and warranties made herein by such Person or individual.

     "Latest Balance Sheet" is defined in Section 3.8.

     "Liabilities" is defined in Section 3.10.

     "Lien" is defined in Section 3.5.

     "Losses" is defined in Section 7.1.

     "Maine Law" is defined in the Recitals.

     "Material Agreements" is defined in Section 3.20.

     "Merger" is defined in the Recitals.


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     "Merger Consideration" is defined in Section 2.5.

     "Merger Sub" shall mean Creative Acquisition Corporation, a Texas corporation.

     "New Shares" is defined in Section 7.4(d)(i).

     "Pension Plans" is defined in Section 3.17(a).

     "Permits" is defined in Section 3.15.

     "Person" is defined in Section 3.13.

     "Plans" is defined in Section 3.17(e).

     "Precept" shall mean Precept Business Services, Inc., a Texas corporation.

     "Precept Common Stock" is defined in Section 2.5(a).

     "Preliminary Closing Balance Sheet" is defined in Section 2.2(b).

     "Projections" is defined in Section 3.34.

     "Proposed Final Balance Sheet" is defined in Section 2.2(b).

     "RCRA" is defined in Section 1.1 under "Environmental Laws".

     "Registered Intellectual Property" is defined in Section 3.22.

     "Registration Date" is defined in Section 4.7(b).

     "Reorganization" is defined in Section 7.8.

     "S-4 Registration Statement" is defined in Section 4.7.

     "SEC" shall mean the Securities and Exchange Commission.

     "Securities Act" is defined in Section 4.7(b).

     "Shares" shall is defined in Section 2.5.

     "Specific Losses" is defined in Section 7.4(a).

     "Stockholders" shall mean Robert Bazinet and Edward Curtis, collectively, and "Stockholder" shall mean any of them individually.


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     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Texas Law" is defined in the Recitals.

     "Transaction Documents" is defined in Section 3.2.

     "Welfare Benefit Plans" is defined in Section 3.17(b).


                                    ARTICLE II
                 THE MERGER, EFFECTIVE TIME, CONVERSION OF SHARES

     2.1 THE MERGER. At the Effective Time (as hereinafter defined), in accordance with this Agreement, the Maine Law and the Texas Law, the Company shall be merged with and into Merger Sub, the separate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation. Merger Sub hereinafter sometimes is referred to as the "Surviving Corporation". Merger Sub and the Company are hereinafter collectively referred to as the "Constituent Corporations," and each individually, a "Constituent Corporation."

     2.2 EFFECT OF THE MERGER. When the Merger has been effected, the Surviving Corporation shall thereupon and thereafter possess all of the public and private rights, privileges, powers and franchises and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and each of the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of such corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise, in any of such Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.


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     2.3  CONSUMMATION OF THE MERGER.  As soon as is practicable after the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof and provided that this Agreement shall not have been terminated as provided in
ARTICLE VIII, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Maine articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Maine Law and by filing with the Secretary of State of Texas articles of merger in such form as required by, and executed in accordance with, the relevant provisions of the Texas Law (the latest of (i) the later of the time of such filings, (ii) the issuance of a certificate of merger by the Secretary of State of Texas and (iii) the effective time set forth in such filings being the "Effective Time" and the date of the Effective Time being the "Effective Date"). Notwithstanding the foregoing, the closing of the Merger contemplated by this Agreement (the "Closing") will take place at the offices of Jackson Walker L.L.P., 901 Main Street, Suite 6000, Dallas, Texas 75202 on September 4, 1998 (the "Closing Date"), or at such other place and on such other date as the parties may agree.

     2.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws and the Texas Law. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and bylaws and the Texas Law.

     2.5  AGGREGATE MERGER CONSIDERATION; CONVERSION OF SECURITIES.

          (a) Subject to SECTION 2.5(b) AND (c) below, the aggregate consideration to be received by the holders of shares (the "Shares") of common stock, par value $1.00 per share, of the Company (the "Company Common Stock") in connection with the Merger (upon conversion of the Shares as set forth below) shall be $10,819,441 payable by Precept as follows (collectively, the "Merger Consideration"):

          (i)  $4,359,241 payable in cash; and

          (ii) $6,460,200 payable in the form of 2,463,844 shares of validly issued, fully paid and non-assessable shares of common stock, par value $0.01 per share, of Precept (the "Precept Common Stock").

     At the Effective Time, by virtue of the Merger and without any action on the part of Precept, Merger Sub, the Company or the holders of any of the
Shares:

          (i) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury of the Company) shall be canceled and retired and be converted into


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     the right to receive an equal portion of the total Merger Consideration payable to the respective holders of the Shares in the form (i.e., Precept Common Stock and cash) set forth on SCHEDULE 2.5(a) OF THE DISCLOSURE SCHEDULE (as hereinafter defined).

          (ii) Each Share which is issued and outstanding immediately prior to the Effective Time and which is held in the treasury of the Company shall be canceled and retired, and no payment shall be made with respect thereto.

          (iii) As a result of the Merger and without action on the part of the holder thereof, all Shares shall cease to be outstanding and shall be canceled and returned and shall cease to exist, and each holder of a certificate (a "Certificate") formerly representing any Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive, without interest, a pro-rata portion of the Merger Consideration in accordance with Section 2.5(a) upon the surrender of such Certificates.

          (iv) No fractional shares of Precept Common Stock shall be issued in connection with the Merger. In lieu thereof, one additional share of Precept Common Stock will be issued for any fractional share that would have otherwise been issued.

          (v) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time as a result of the Merger shall be automatically converted into one newly and validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

     (b) Attached to this Agreement as EXHIBIT A is the balance sheet of the Company, dated as of June 30, 1998, prepared by the Company (the "Preliminary Closing Balance Sheet"). The Preliminary Closing Balance Sheet has been prepared in accordance with GAAP (subject to the absence of footnotes). Within forty-five (45) days after the Closing Date, the Stockholders, Precept and the Surviving Corporation shall mutually agree upon a proposed final balance sheet of the Company (the "Proposed Final Balance Sheet"), dated as of the Closing Date, based on the actual results of the Company through the Closing Date and prepared on a basis consistent with past practice. If shareholders' equity in the Proposed Final Balance Sheet exceeds the shareholders' equity figure in the Preliminary Closing Balance Sheet, then, subject to Precept's and the Surviving Corporation's right to dispute the numbers in the Proposed Final Balance Sheet pursuant to Subsection (c) below, the Merger Consideration shall be increased by the amount of such increase, and Precept shall deliver to the Stockholders that number of shares of Precept Common Stock equal to such increase (assuming a per share value of $2.622). If shareholders' equity in the Proposed Final Balance Sheet is less than the shareholders' equity figure in the Preliminary Closing Balance Sheet, then, subject to the Stockholders's right to dispute the proposed Final Balance Sheet pursuant to Subsection (c) below, the Merger Consideration shall be reduced by such amount and Precept shall have the right to cancel that number of Holdback Shares equal to such decrease (assuming a per share value of $2.622).

     (c) If the parties are unable to determine the shareholders' equity within such forty-five (45) day time period in accordance with Subsection (b) above, then the parties shall continue to confer in an


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attempt to settle such dispute prior to the 90th day after the Closing.  If the parties are unable to resolve such dispute within such ninety (90) day period, then the parties shall notify the Independent Firm of the dispute and request that the Independent Firm render a final and binding determination of the Company's shareholders' equity as of the Closing Date. The parties shall cooperate with the Independent Firm by providing requested information and assistance pertaining to the dispute. The Independent Firm shall render its determination as soon as practicable but, in any event, within thirty (30) days following the submission of the dispute to the Independent Firm. Each party shall be responsible for such party's own expenses incurred in connection with any dispute pursuant to this Subsection (c). The party that does not substantially prevail on the merits of the dispute (as determined by the Independent Firm in its sole discretion) shall be responsible for the payment of the fees charged by the Independent Firm.

     2.6 ADJUSTMENT OF MERGER CONSIDERATION. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Precept Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the shares of Precept Common Stock included in the Merger Consideration shall be appropriately adjusted.

                                     ARTICLE III
                            REPRESENTATIONS AND WARRANTIES
                         OF THE COMPANY AND THE STOCKHOLDERS

     The Company (until the Closing) and the Stockholders, jointly and severally, hereby represent and warrant to Precept and Merger Sub that the statements contained in this Article III are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Schedule attached hereto and delivered by the Stockholders to Precept and Merger Sub on the date hereof (the "Disclosure Schedule").
The Disclosure Schedule will be arranged in sections corresponding to the lettered and numbered sections contained in this Article III.

     3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maine and has full corporate power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so licensed or qualified would not be expected to have a material adverse effect on the Company. The jurisdictions wherein the Company is so qualified are listed in SECTION 3.1 OF THE DISCLOSURE SCHEDULE.

     3.2 AUTHORITY. The Company has all requisite corporate power and authority, and the Stockholders has all requisite power and authority, to execute, deliver and perform under this Agreement and, where applicable, other instruments, agreements or documents to be delivered pursuant to this


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Agreement (collectively, the "Transaction Documents"). The execution, delivery and performance of the Transaction Documents, by the Company and the Stockholders, as the case may be, have been duly authorized by all necessary action, corporate or otherwise, on the part of the Company and the Stockholders. This Agreement has been, and the other Transaction Documents at Closing will be, duly executed and delivered by the Company and the Stockholders and, where applicable, each of the Transaction Documents will be legal, valid and binding agreements of the Company and the Stockholders, respectively, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.3 MINUTE BOOKS. The Company and the Stockholders have delivered to Precept true, correct and complete copies of the Company's charter, bylaws, minute books, stock certificate books and stock record books. The minute books of the Company contain minutes or consents reflecting all actions taken by the directors (including any committees) and shareholders of the Company.

     3.4 CAPITALIZATION. The authorized capital stock of the Company consists of: (i) 100,000 shares of common stock, $1.00 par value per share, of which 50,000 shares are issued and outstanding and all of which are held beneficially and of record by the Stockholders, and (ii) no shares of Preferred Stock. All of the Shares are validly issued, fully paid and non-assessable and are held by the Stockholders free and clear of preemptive or similar rights. The Shares constitute all of the issued and outstanding capital stock of the Company. There are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company, the Stockholders, or any other person or entity to issue or sell any securities or ownership interests in the Company. Except as set forth in SECTION 3.4 OF THE DISCLOSURE SCHEDULE, there are no shareholders' agreements, voting agreements, voting trusts or similar agreements or restrictions binding on any of the shareholders of the Company (including the Stockholders) or applicable in any way to the Shares. All of the outstanding capital stock of the Company has been offered and sold in compliance with all applicable securities laws, rules and regulations.

     3.5 TITLE TO THE SHARES. Except as set forth in SECTION 3.5 OF THE DISCLOSURE SCHEDULE, the Stockholders owns the Shares, of record and beneficially, free and clear of any lien, pledge, security interest, liability, charge or other encumbrance or claim of any person or entity, voting trusts, proxies, preemptive rights, rights of first refusal, buy-sell arrangements or other shareholder agreements (a "Lien"). On the Closing Date, the Stockholders will own the Shares, of record and beneficially, free and clear of any Lien.

     3.6 NO VIOLATION. Except as described in SECTION 3.6 OF THE DISCLOSURE SCHEDULE, neither the execution nor the delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby, including without limitation, the transfer of the Shares to Merger Sub, will conflict with, contravene or result in the material breach of any term or provision of, or violate, or constitute a material default under, or result in the creation of any Lien on the Company's assets pursuant to, or relieve any third party of any obligation or give any third party the right to terminate or accelerate any obligation under any charter provision, bylaw, material agreement (including those listed in SECTION 3.20 OF THE


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DISCLOSURE SCHEDULE or with any customer set out in such SECTION 3.21 OF THE
DISCLOSURE SCHEDULE), Permit, order, law or regulation to which any of the shareholders of the Company (including the Stockholders) is a party or by which the Company, any of the shareholders of the Company (including the Stockholders) or any of their assets is in any way bound or obligated.

     3.7 GOVERNMENTAL CONSENTS. No material consent, approval, order or authorization of, or material registration, qualification, designation, declaration or filing with, any governmental or quasi-governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company or any of the shareholders of the Company (including the Stockholders) in connection with the transactions contemplated by this Agreement.

     3.8 FINANCIAL STATEMENTS. Attached as SECTION 3.8 OF THE DISCLOSURE SCHEDULE are true and complete copies of: (i) the unaudited balance sheet of the Company for the periods ending December 31, 1997, 1996, and the unaudited statements of income, retained earnings and cash flows for the periods ending December 31, 1997, 1996, and 1995, and (ii) the unaudited balance sheet (the "Latest Balance Sheet") and related statements of income, retained earnings and cash flows of the Company for the period ended June 30, 1998 (collectively, the "Financial Statements"), all of which have been reviewed by Raymond T. Adams, Jr., C.P.A., P.A., Certified Public Accountants, except for the Financial Statements dated as of June 30, 1998, which have been prepared by the Company. The Financial Statements present fairly the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with GAAP (subject to the absence of footnotes). The Financial Statements do not contain any material items of a special or nonrecurring nature, except as expressly stated therein. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect all the material transactions of, acquisitions and dispositions of assets by, and incurrence of liabilities by the Company.

     3.9 ACCOUNTS RECEIVABLE. SECTION 3.9 OF THE DISCLOSURE SCHEDULE sets forth the accounts receivable of the Company (including, without limitation, all unbilled accounts receivable and miscellaneous receivables) from sales made as of August 25, 1998 (the "Accounts Receivable"), and the payments and rights to receive payments related thereto. Except as set forth in SECTION 3.9 OF THE DISCLOSURE SCHEDULE, the amounts of all Accounts Receivable, unbilled invoices and other debts due or recorded in the records and books of account of the Company as being due to the Company as of the Closing Date constitute valid claims against third parties not affiliated with either the Stockholders or the Company and arise from bona fide transactions in the ordinary course of the business of the Company. Except as set forth in SECTION 3.9 OF THE DISCLOSURE SCHEDULE, the Accounts Receivable arose in the ordinary course of business and are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof, less any reserve reflected in the Company's Latest Balance Sheet, and in all cases are not subject to: (a) the knowledge of the Stockholders and the Company, any counterclaim, or (b) any set-off or other reduction.

     3.10 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any direct or indirect debts, obligations or liabilities of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or, to the knowledge of the Company and the Stockholders, unasserted (collectively, "Liabilities"), except for (a) Liabilities specifically identified in


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the Latest Balance Sheet, and (b) obligations to be performed in the ordinary course of business or under the Material Agreements (as defined in SECTION
3.20 below).

     3.11 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date of the Company's Latest Balance Sheet and except as otherwise set forth in SECTION 3.11 OF THE DISCLOSURE SCHEDULE, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of the Company (b) any payment (including without limitation any dividend or other distribution or repayment of indebtedness) to any shareholder of the Company (including the Stockholders), other than payment of compensation to employees of the Company in the ordinary course of business and consistent with past practices; (c) any breach or default (or event that with notice or lapse of time or both would constitute a breach or default), termination or, to the knowledge of the Company and the Stockholders, threatened termination under any Material Agreement; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of the Company's assets, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets of the Company, except in the ordinary course of business and consistent with past practices; (f) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other material transaction, agreement or commitment entered into by the Company or its shareholders affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices; or (h) any agreement or understanding to do or resulting in any of the foregoing.

     3.12 TAXES.

          (a) FILING OF TAX RETURNS. The Company has duly and timely filed with the appropriate governmental agencies all income, excise, corporate, franchise, property, sales, use, payroll, withholding and other Tax Returns (including information returns) and reports required to be filed by the United States or any state or any political subdivision thereof or any foreign jurisdiction. All such Tax Returns or reports are complete and accurate in all material respects and reflect the taxes of the Company for the periods covered thereby.

          (b) PAYMENT OF TAXES. The Company has paid or accrued all Taxes, penalties and interest that have become due with respect to any Tax Returns that it has filed and any assessments of which it is aware. The Company is not delinquent in the payment of any Tax, assessment or governmental charge.

          (c) NO PENDING DEFICIENCIES, DELINQUENCIES, ASSESSMENTS OR AUDITS. No Tax deficiency or delinquency has been asserted against the Company. There is no unpaid assessment, proposal for additional taxes, deficiency or delinquency in the payment of any of the Taxes of the Company that could be asserted by any taxing authority. There is no taxing authority audit of the Company pending or, to the knowledge of the Company or the Stockholders threatened, and the results of any completed audits are properly reflected in the Financial Statements. The Company has not violated any federal, state, local or foreign tax law.

          (d) NO EXTENSION OF LIMITATION PERIOD. The Company has not been granted an extension by any taxing authority of the limitation period during which any tax liability may be assessed or collected or waived any statute of limitation in respect of Taxes.

          (e) ALL WITHHOLDING REQUIREMENTS SATISFIED. All monies required to be withheld by the Company and paid to governmental agencies for all income, social security, unemployment insurance, sales, excise, use and other Taxes have been (i) collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose or (ii) properly reflected in the Financial Statements.

          (f) STATE UNEMPLOYMENT TAXES. In respect of the Company's most recently completed reporting period, the Company has paid all state unemployment taxes, if any, to the State of Maine of the wages paid by the Company during such period that are subject to such tax. The Company does not know of any increase or proposed increase, or facts that would lead to an increase, in the rate of such state unemployment tax for any period in the future.

          (g) TAX LIABILITY IN FINANCIAL STATEMENTS. The liabilities (including deferred taxes) shown in the Financial Statements and to be accrued on the books and records of the Company through the Closing Date for Taxes, interest and penalties are and will be, to the knowledge of the Company and the Stockholders, adequate accruals and have been and will be accrued in a manner consistent with the practices utilized for accruing tax liabilities in the tax year ended December 31, 1997 and take into account net operating losses, investment credits and other carryovers for periods ended prior to the Closing Date.

          (h) TAX EXEMPT USE PROPERTY. None of the Assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (i) COLLAPSIBLE CORPORATION. The Company has not at any time consented to have the provisions of Section 341(f)(2) of the Code apply to it.

          (j) INDEPENDENT CONTRACTORS. Except as set forth in SECTION 3.12 OF THE DISCLOSURE SCHEDULE, all persons characterized as independent contractors, and not as employees, were properly characterized for all purposes under applicable laws (including, without limitation, their characterization as independent contractors for income and employment tax withholdings and payments).

          (k) LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

          (l) SECURITY FOR TAX EXEMPT OBLIGATIONS. None of the assets of the Company directly or indirectly secures any debt the interest on which the Company has been advised is tax exempt under Section 103(a) of the Code.

          (m) PARACHUTE PAYMENTS. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law.

          (n) EXISTING PARTNERSHIPS. The Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

          (o) NO RULINGS OR REQUESTS FOR RULINGS. There are no outstanding rulings of, or requests for rulings with, any Tax authority addressed to the Company that are, or if issued would be, binding on the Company.

     3.13 LITIGATION.   Except as described in SECTION 3.13 OF THE DISCLOSURE
SCHEDULE, there are currently no pending or, to the knowledge of the Company or the Stockholders, threatened claims, actions, lawsuits, administrative proceedings or reviews, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or any of its directors, employees or agents (in their capacities as such) or to which any assets of the Company are subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

     3.14 COMPLIANCE WITH LAWS AND REGULATIONS. The Company is currently complying with and has at all times complied with, and the use, operation and maintenance of its assets comply with and have at all times complied with, and neither the Company, its assets nor the use, operation or maintenance of such assets is in violation or contravention of (a) any applicable statute, law, ordinance, decree, order, rule or regulation, of any Governmental Body, or (b) any federal, state and local laws relating to occupational health and safety, employment and labor matters except where the failure to so comply will not have a material adverse effect on the Company.

     3.15 PERMITS. To the best of the knowledge of the Stockholders and the Company, the Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights, including any special permits (collectively, "Permits") issued by any Governmental Body necessary to conduct its business except where the failure to do so will not have a material adverse effect on the Company. No loss or expiration of any such Permit is pending or, to the knowledge of the Company or the Stockholders, threatened or reasonably foreseeable, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

     3.16 EMPLOYEE MATTERS. Set forth in SECTION 3.16 OF THE DISCLOSURE SCHEDULE is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting or increase the amount of compensation due to any director, officer or employee (present or former) of the Company. The Company does not have any collective bargaining, union or labor agreements, contacts or other arrangements with any group of employees, labor union or employee representative. Neither the Company nor the Stockholders knows of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. In addition, (a) the Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice, except where any such non-compliance will not have a material adverse effect on the Company; (b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board or any similar agency; (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Company's or the Stockholders's knowledge, threatened against or involving the Company;
(d) no collective bargaining agreement is currently being negotiated by the Company; (e) the Company has not experienced any material labor difficulty or organizing activity during the last three years; and (f) to the Company's and the Stockholders's knowledge, and except as set forth in SECTION 3.16 OF THE DISCLOSURE SCHEDULE, no director, officer or other key employee of the Company intends to terminate his or her employment with the Company. The Company has noncompetition agreements and employment agreements with certain of its employees as set forth on SECTION 3.16 OF THE DISCLOSURE SCHEDULE. A true and correct copy of each such noncompetition agreement and employment agreement has been provided to Precept and Merger Sub prior to the date hereof.

     3.17 EMPLOYEE BENEFIT PLANS.

          (a) SECTION 3.17 OF THE DISCLOSURE SCHEDULE lists all "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ever maintained or contributed to (or required to be contributed to) by the Company or any Affiliate (the "Pension Plans"). As used in this SECTION 3.17, "Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Company, are required to be treated as employed by a single employer under the provisions of ERISA or Section 414 of the Code.

          (b) SECTION 3.17 OF THE DISCLOSURE SCHEDULE lists each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that the Company or any Affiliate maintains, contributes to or is required to contribute to on behalf of any employee or former employee, including any multi-employer welfare plan (the "Welfare Benefit Plans"), and sets forth the amount of any Liability of the Company or any Affiliate for any payment past due with respect to each Welfare Benefit Plan as of the date of the Closing. No voluntary employees' beneficiary association or other funding arrangement (other than insurance contracts) are being used to fund or implement any Welfare Benefit Plan. The Company has not made any written or oral representations to any employee or former employee promising or guaranteeing any employer payment or funding for the continuation of benefits or coverage under any Welfare Benefit Plan for any period of time beyond the end of the current plan year (except to the extent required under Code Section 4980B).

          (c) SECTION 3.17 OF THE DISCLOSURE SCHEDULE lists each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, arrangement, or commitment (whether written or oral) not required to be listed under paragraph (a) or (b) above (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by the Company for employees (the "Employee Benefit Plans").

          (d) Neither the Company nor any Affiliate maintains, or, within the last five years, has maintained, contributed to, been required to contribute to or had any employees participating in, any "defined benefit plan" (as defined in Section 3(35) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA).

          (e) The Pension Plans, the Welfare Benefit Plans and the Employee Benefit Plans and related trusts and insurance contracts (collectively, the "Plans") are legally valid and binding and in full force and effect. All of the Plans comply currently, and have complied in the past, both as to form and operation, with the provisions of all laws, rules and regulations governing or applying to such Plans, including but not limited to ERISA, the Code, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 and the Age Discrimination in Employment Act; all necessary governmental approvals for the Pension Plans and the Welfare Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto has been made by the Internal Revenue Service, and, to the knowledge of the Company and the Stockholders, nothing has occurred since the date of such determination letters that could adversely affect the qualification of such Plans or the tax exempt status of the related trust. All reports and filings required by any Governmental Body (including without limitation Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to each Plan have been timely and completely filed, and have been distributed to participants as required by applicable law. To the knowledge of the Company and the Stockholders, neither the Company, any Affiliate or any plan fiduciary of any Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code Section 4975(c)(1)) that would subject the Company to any taxes, penalties or other Liabilities resulting from such transaction. Neither the Company nor the Stockholders has received notice that any of the Plans is being audited or investigated by any Governmental Body. With respect to such Plans, there are no actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or, to the knowledge of the Company or the Stockholders, threatened, and there are no facts that could reasonably be expected to give rise to any such actions, suits or claims.

          (f) The Company does not have any Liabilities to any Person with respect to any Plan, except for (i) Liabilities that are fully funded by assets set aside in trust or irrevocably dedicated for that purpose, the fair market value of which assets exceed the Liabilities to which they are set aside or dedicated, and (ii) Liabilities that have been fully accrued on the Financial Statements. The Company may terminate any Welfare Benefit Plan or any Employee Benefit Plan immediately following the Closing without any Liability to employees, former employees, beneficiaries or any other Person except to the extent such Liabilities have been accrued or funded as described in the preceding sentence.

          (g) True and complete copies of the following documents have been delivered by the Company or the Stockholders to Precept and Merger Sub: (i) each Welfare Benefit Plan and each Pension Plan and each related trust agreement or annuity contract (or other funding instrument); (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan; (iii) Annual Reports on Form 5500 Series required to be filed with any Governmental Body for each Welfare Benefit Plan and each Pension Plan for the two most recent plan years; and (iv) the most recent actuarial report for each Pension Plan.

     3.18 TITLE TO ASSETS. Set forth in SECTION 3.18 OF THE DISCLOSURE SCHEDULE is a complete list of (a) all real property owned by the Company; (b) all real property leased by the Company; (c) each vehicle owned or leased by the Company; and (d) each asset of the Company with a book value or fair market value greater than $5,000. The Company has good and indefeasible title to, or a valid leasehold interest in, all of its assets, including without limitation, the assets listed in SECTION 3.18 OF THE DISCLOSURE SCHEDULE, the assets reflected on the Latest Balance Sheet and all assets used by the Company in the conduct of its business (except for assets disposed of in the ordinary course of business and consistent with past practices since the Latest Balance Sheet Date and except for assets held under leases or licenses disclosed pursuant to SECTION 3.20), subject to no Liens, except for (a) Liens for current taxes not yet due;
(b) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such assets; and (c) Liens disclosed in SECTION 3.18 OF THE DISCLOSURE SCHEDULE.

     3.19 CONDITION OF PROPERTIES. All facilities, machinery, equipment, fixtures, vehicles and other tangible property owned, leased or used by the Company are in good operating condition and repair, normal wear and tear excepted, are reasonably fit and usable for the purposes for which they are being used, to the knowledge of the Company and the Stockholders, will not likely require major overhaul or repair in the foreseeable future, are adequate and sufficient for the Company's business and, to the knowledge of the Company and the Stockholders, substantially conform with all applicable laws, rules and regulations. The Company maintains policies of insurance issued by insurers of recognized responsibility insuring the Company and its assets and business against such losses and risks.

     3.20 MATERIAL AGREEMENTS.

          (a) SECTION 3.20 OF THE DISCLOSURE SCHEDULE lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of its assets is bound and that is material to the Company (collectively, the "Material Agreements"), including without limitation (i) any real estate leases;
(ii) any contracts for the provision of goods or services by the Company; (iii) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company is liable; (iv) any capital or operating leases, value-added reseller, reseller, or conditional sales agreements relating to vehicles, equipment or other assets of the Company; (v) any supply or manufacturing agreements or arrangements pursuant to which the Company is entitled or obligated to acquire any assets from a third party; (vi) any insurance policies;
(vii) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (viii) any agreement with any shareholder of the Company (including the Stockholders), director, officer or employee of the Company, or any Affiliate or family member thereof; (ix) any joint marketing or similar agreement or arrangement; and (x) any other agreement or arrangement pursuant to which, based on historical or projected volume, the Company could be required to make, or be entitled to receive, aggregate payments in excess of $10,000 during any calendar year. Each of the Company's agreements are subject to the laws, rules or regulations relating to the Small Business Administration, Minority Business Enterprises or Women Owned Business Enterprises.

          (b) The Company has performed all material obligations required to be performed by it in connection with the agreements and arrangements required to be disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE and is not in receipt of any claim of default under any agreement or arrangement required to be disclosed in such Schedule by this SECTION 3.20; the Company has no present expectation or intention of not fully performing any material obligation pursuant to any agreement or arrangement required to be disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE; and neither the Company nor the Stockholders has any knowledge of any breach or anticipated breach by any other party to any agreement or arrangement required to be disclosed in
SECTION 3.20 OF THE DISCLOSURE SCHEDULE.

          (c) The Company has delivered to Precept and Merger Sub a copy of the agreements and arrangements (including all amendments and modifications thereto) required to be disclosed in SECTION 3.20 OF THE DISCLOSURE SCHEDULE and its standard form of customer agreement, all training manuals and a description (with any written or other instructional materials) of how the Company operates its business, undertakes projects for customers or trains its employees.

     3.21 CUSTOMERS. Set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE is a complete list of customers as of August 18, 1998, which also shows for each such customer (i) revenues, if any, actually received by the Company during the calendar year ended December 31, 1997, (ii) the expiration date of the contract or agreement, and (iii) projected revenues for the calendar year ending December 31, 1998. Except as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, no customer has advised the Company of such customer's intent to discontinue doing business with the Company or to reduce the volume of goods or services purchased from or supplied to the Company. Except as set forth in SECTION 3.21 OF THE DISCLOSURE SCHEDULE, the Company has not received from any customer either oral or written notice of such customer's intention to terminate its account with the Company.

     3.22 INTELLECTUAL PROPERTY RIGHTS. Set forth in SECTION 3.22 OF THE DISCLOSURE SCHEDULE is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. To the knowledge of the Company and the Stockholders, the Company has the sole and exclusive right to use all Registered Intellectual Property and other computer software (both proprietary and third party) and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturers specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Company nor the Stockholders has knowledge of any obligation to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property. SECTION 3.22 OF THE DISCLOSURE SCHEDULE also includes a description of the nature of the Company's rights in and to the Intellectual Property. To the knowledge of the Company and the Stockholders, no other Person is infringing the rights of the Company with respect to any of its Intellectual Property. No consent of any third parties will be required for the transfer of Intellectual Property rights to Merger Sub or the use thereof by Merger Sub upon consummation of the transactions contemplated hereby, and the Intellectual Property rights (other than with respect to required consents of third party licensors and licensees of software under applicable licenses) are freely transferable. The Company is the sole and exclusive owner of all rights in and to the software described in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, including all source and object code and documentation related thereto, except the third party software listed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE, as to which the

Company has been granted all rights and licenses necessary for the Company to sublicense such software to third parties or to provide services to third parties in the manner in which the Company has done so through the date hereof and the date of Closing. The Company has licensed the software only to the third parties listed in SECTION 3.22 OF THE DISCLOSURE SCHEDULE. There are no existing material defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute material defaults by the Company or, to the Company's or the Stockholders's knowledge, the other parties thereto, with respect to the Company's licenses of the software to licensees or the Company's licenses with third parties with respect to third party software included in the Company's software.

     3.23 SUBSIDIARIES AND INVESTMENTS. Except as set forth in SECTION 3.23 OF THE DISCLOSURE SCHEDULE, the Company does not own any direct or indirect equity or debt interest in any other Person, including without limitation, any interest in a partnership or joint venture, and is not obligated or committed to acquire any such interest.

     3.24 COMPETING INTERESTS. Except as disclosed in SECTION 3.24 OF DISCLOSURE SCHEDULE, neither the Company, its shareholders (including the Stockholders) nor any director, officer, relative or Affiliate of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company.

     3.25 ILLEGAL OR UNAUTHORIZED PAYMENTS; POLITICAL CONTRIBUTIONS. Neither the Company nor any of its officers, directors, employees, agents or other representatives or, to the knowledge of the Company or the Stockholders, any other business entity or enterprise with which the Company is or has been affiliated or associated, has, directly or indirectly, knowingly made or authorized any payment, contribution or gift of money, property or services, whether or not in contravention of applicable law, (a) as a kickback or bribe to any Person or (b) to any political organization, or the holder of or any aspirant to any elective or appointive public office, except for personal political contributions not involving the direct or indirect use of funds of the Company. To the knowledge of the Company and the Stockholders, the Company has not violated any federal or state antitrust statutes, rules or regulations, including without limitation those relating to unfair competition, price fixing or collusion.

     3.26 ENVIRONMENTAL MATTERS. Except for matters disclosed in SECTION 3.26 OF THE DISCLOSURE SCHEDULE, (a) the properties, operations, and activities of the Company are in compliance in all material respects with all applicable Environmental Laws; (b) the Company and the properties and operations of the Company are not subject to any existing, pending, or, to the knowledge of the Company and the Stockholders, threatened action, suit, claim, investigation, inquiry or proceeding by or before any governmental entity under any Environmental Laws (c) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company under any Environmental Laws in connection with any aspect of the business of the Company have been duly obtained or filed and will remain valid and in effect after the Closing, and the Company is in compliance with the terms and conditions of all such notices, permits, licenses, and similar authorizations; (d) to the knowledge of the Company and the Stockholders, there are no physical or environmental conditions existing on any property of the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations imposed on the Company under any Environmental Laws; (e) there has been no material release of hazardous substances into the environment by the Company; and (f) the Company has made available to Merger Sub all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company.

     3.27 BROKERS. Except to the extent disclosed in SECTION 3.27 OF THE DISCLOSURE SCHEDULE, no broker, finder, or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Stockholders.

     3.28 INSURANCE. Set forth in SECTION 3.28 OF THE DISCLOSURE SCHEDULE is a list of all insurance policies currently in effect under which the Company is a beneficiary or an insured. Such insurance coverage will remain in effect (or will be replaced by similar policies) with respect to the Company and its properties as to all events occurring on or prior to the Closing. As of the date of this Agreement, neither the Company nor the Stockholders has received any notice that any of the policies listed in SECTION 3.28 OF THE DISCLOSURE SCHEDULE has been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. The Company is not in material default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

     3.29 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in SECTION 3.29 OF THE DISCLOSURE SCHEDULE is a complete list of (a) the name and address of each bank or other depository institution in which the Company has an account or safe deposit box, the number of such account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

     3.30 WARRANTIES. SECTION 3.30 OF THE DISCLOSURE SCHEDULE summarizes all claims outstanding, pending or, to the knowledge of the Company and the Stockholders, threatened for breach of any warranty relating to any products or services sold by the Company prior to the date hereof. The description of the Company's product and service warranties set forth in SECTION 3.30 OF THE DISCLOSURE SCHEDULE is correct and complete.

     3.31 INVENTORY.   SECTION 3.31 OF THE DISCLOSURE SCHEDULE sets forth, as of
June 30, 1998, all inventory of the Company that is (a) owned by the Company, and (b) owned by customers of the Company. All inventory owned by the Company is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged or defective in any material amount. Such inventory owned by the Company is not subject to any liens, charges, pledges, security interests or other encumbrances.

     3.32 AFFILIATE TRANSACTIONS. Except as disclosed in SECTION 3.32 OF THE DISCLOSURE SCHEDULE and other than pursuant to this Agreement and the Transaction Documents, neither the Stockholders nor any Affiliate has any agreement, undertaking or understanding with the Company (other than normal employment arrangements) or any interest in any property, real, personal or mixed, tangible or intangible (including, without limitation, intellectual property rights), used in or pertaining to the business of the Company (other than ownership of capital stock of the Company). Neither the Stockholders nor any Affiliate has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person, firm or entity from whom or to whom the Company leases any property, or in any other person, firm or entity with whom the Company transacts business of any nature. For purposes of this SECTION
3.32 the members of the immediate family of a director, officer, employee or shareholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters in-law of such director, officer, employee or shareholder.

     3.33 REORGANIZATION MATTERS.

          (a) The fair market value of the Precept Common Stock and other consideration received by each Stockholder will be approximately equal to the fair market value of the Shares surrendered by such Stockholder in the Merger.

          (b) Immediately following the Merger, the Surviving Corporation will hold at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company at the time discussions were initiated. For purposes of this representation, Company assets used to pay its reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Company at any time after discussions were initiated which led to execution of this Agreement will be included as assets of the Company.

          (c) The fair market value of the assets of the Company immediately prior to and upon consummation of the Merger will equal or exceed the sum of the liabilities of the Company, including, without limitation, any liabilities to which such assets are subject.

          (d) There is no intercorporate indebtedness existing between Precept and the Company or between Merger Sub and the Company that was issued, acquired, or will be settled at a discount.

          (e) In contemplation of the Merger, (i) neither the Company nor any party related to the Company within the meaning of Treasury regulations Section 1.368-1(e)(3) has redeemed or acquired any of the Shares and (ii) the Company has not made any extraordinary distribution within the meaning of Treasury regulations Section 1.368-1(e)(1)(ii)(A) with respect to the Shares.

          (f) The Stockholders will pay the expenses of the Company and the Stockholders, if any, incurred in connection with the transaction contemplated hereby.

          (g) The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (h) The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     3.34 PROJECTIONS; MATERIAL FACTS. In connection with the transactions contemplated by this Agreement, the Stockholders have furnished to Precept and Merger Sub certain projections and estimates relating to the Company set forth in SCHEDULE 3.34 TO THE DISCLOSURE SCHEDULE (the "Projections"). The Company and the Stockholders represent and warrant that the assumptions and projections in the Projections were prepared by the Company and the Stockholders in good faith based on their best knowledge, information and belief. The Company and the Stockholders know of no information or fact that has or would have a material adverse effect on the financial condition, business or business prospects of the Company that has not been disclosed to Precept and Merger Sub. Since the date of the Projections, the Company and the Stockholders know of no material adverse change in the business, business prospects, property, condition or results of operations of the Company.

     3.35 NO MISREPRESENTATIONS. Since June 30, 1998, neither the Company nor the Stockholders has received any appraisal, report or other information relating to the value or condition of the Company or that indicates a material adverse change in the value or condition of the Company or any of its material assets. The representations, warranties and statements made by the Company and the Stockholders in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.


                                    ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PRECEPT AND MERGER SUB

     Precept and Merger Sub, respectively, represent and warrant to the Company (until the Closing) and the Stockholders as follows:

     4.1 ORGANIZATION. Each of Precept and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each of Precept and Merger Sub is duly authorized, qualified or licensed to do business and is in good standing as a foreign corporation in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except where the failure to be so licensed or qualified would not be expected to have a material adverse effect on Precept or Merger Sub. The jurisdictions wherein Precept and Merger Sub are so qualified are listed in SECTION 4.1 OF THE DISCLOSURE SCHEDULE.

     4.2 AUTHORITY. Precept and Merger Sub have all requisite corporate power and authority to execute, deliver and perform under the Transaction Documents. The execution, delivery and performance of the Transaction Documents by Precept and Merger Sub have been duly authorized by all necessary action, corporate or otherwise, on the part of Precept and Merger Sub. This Agreement has been, and the Transaction Documents at Closing will be, duly executed and delivered by Precept and Merger Sub and are legal, valid and binding agreements of Precept and Merger Sub, enforceable against each of them in accordance with their respective terms, except (a) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as may be limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     4.3  CAPITALIZATION.  The authorized capital stock of Precept consists of
(a) 110,500,000 shares of Common Stock, of which 100,000,000 shares have been designated Class A Common Stock, $0.01 par value per share, of which 47,612,036 shares are issued and outstanding as of June 30, 1998 and 10,500,000 shares of which have been designated Class B Common Stock, of which 4,145,000 shares are issued and outstanding as of June 30, 1998, and (b) 3,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of June 30, 1998. All outstanding shares are validly issued, fully paid and non-assessable and were offered and sold in compliance with all applicable securities laws and regulations.

     4.4 PRECEPT COMMON STOCK. The shares of Precept Common Stock to be issued pursuant to this Agreement will be duly authorized, validly issued, and upon receipt of the consideration contemplated hereby, fully paid and nonassessable.

     4.5 NO VIOLATION. The execution, delivery and performance of the Transaction Documents by Precept and Merger Sub will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement, instrument, order, law or regulation to which Precept or Merger Sub is a party or by which Precept or Merger Sub is in any way bound or obligated.

     4.6 GOVERNMENTAL CONSENTS. To the knowledge of Precept and Merger Sub, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Precept or Merger Sub in connection with the transactions contemplated by this Agreement.

     4.7  SEC DOCUMENTS.

          (a) Precept has furnished or made available to the Company or the Stockholders a true and complete copy of its Registration Statement on Form S-4 filed under the Securities Act of 1933, as filed with the SEC and declared effective on February 10, 1998 (the "S-4 Registration Statement"). The S-4 Registration Statement is currently effective, and the shares of parent Class A Common Stock to be delivered to the Stockholders at the Closing will be registered under the Securities Act pursuant to the S-4 Registration Statement.

          (b) The S-4 Registration Statement was prepared in compliance in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"). As of February 10, 1998 (the "Registration Date"), the S-4 Registration Statement (i) complied as to form in all material respects with the applicable requirements of the Securities Act and
(ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. The prospectus relating to the S-4 Registration Statement (i) complied as to form in all material respects with the applicable requirements of the Securities
Act as of the date thereof, and (ii) did not contain any untrue statement of a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Precept included in the S-4 Registration Statement (including the related notes and schedules) fairly presents the consolidated financial position of Precept as of the dates set forth therein and each of the consolidated statements of income, cash flows and shareholders' equity included in the S-4 Registration Statement (including any related notes and schedules) fairly presents the results of income, cash flows and shareholders' equity, as the case may be, of Precept for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved.

     4.8 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Merger Sub who might be entitled to any fee or commission from the Stockholders or the Company upon consummation of the transactions contemplated by this Agreement.

     4.9 LITIGATION. Except as set forth in the S-4 Registration Statement, there are currently no pending or, to the knowledge of Precept or Merger Sub, threatened material claims, actions, lawsuits, administrative proceeding or reviews of formal or informal complaints or investigations by any Person against or relating to Precept or Merger Sub or any of its directors, employees, or agents (in their capacities as such) or to which any assets of Precept or Merger Sub are subject. Except as otherwise set forth in the S-4 Registration Statement, neither Precept nor Merger Sub is bound by, or subject to, any currently existing judgment, order, writ, injunction or decree that would have a material adverse effect on Precept or Merger Sub.

     4.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Registration Date and except as otherwise set forth in SECTION 4.10 OF THE DISCLOSURE SCHEDULE, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, prospects, assets or Liabilities of Precept or Merger Sub; (b) any payment (including, without limitation, any dividend or other distribution or repayment of indebtedness) to any shareholder of Precept, other than payment of compensation to employees of Precept or Merger Sub in the ordinary course of business and consistent with past practices; (c) any breach or default (or event that with notice or lapse of time or both would constitute a breach or default), termination or, to the knowledge of the executive officers of Precept and Merger Sub threatened termination, under any material agreement of Precept or Merger Sub; (d) any material theft, damage, destruction, casualty loss, condemnation or eminent domain proceeding affecting any of assets of Precept or Merger Sub, whether or not covered by insurance; (e) any sale, assignment or transfer of any of the assets of Precept or Merger Sub, except in the ordinary course of business and consistent with past practices;
(f) any waiver by Precept or Merger Sub of any material rights related to Precept's or Merger Sub's respective business, operations or assets; (g) any other material transaction, agreement or commitment entered into by the Precept, Merger Sub or their significant shareholders affecting Precept's or Merger Sub's respective business, operations or assets, except in the ordinary course of business and consistent with past practices, or (h) any agreement or understanding to do or resulting in any of the foregoing.

     4.11 REORGANIZATION MATTERS.

          (a) Merger Sub has been formed solely for the purposes of effecting the Merger and, immediately prior to the Merger, Precept will "control" Merger Sub within the meaning of Section 368(c) of the Code.

          (b) Neither Precept nor any party related to Precept within the meaning of Treasury regulations Section 1.368-1(e)(3) has any present plan or intention to redeem or acquire any of the Precept Common Stock issued in the Merger.

          (c) Precept has no present plan or intention to sell or otherwise dispose of any of the assets or stock of the Surviving Corporation, except for dispositions made in the ordinary course of business or transfers described in
Section 368(a)(2)(C) of the Code.

          (d) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of the Company's historic business assets in a business.

          (e) Precept is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (f) Precept is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

          (g) To the knowledge of Precept and Merger Sub, the Merger will qualify as a reorganization within the meaning of Sections 368(a)(1)(A) and
(a)(2)(D) of the Code.

     4.12 TRANSFERABILITY. The Precept Common Stock to be issued as part of the Merger Consideration has been registered pursuant to a Registration Statement under the Securities Act, and is freely transferable except to the extent such transfer is limited under Rule 145 of the Securities Act.

     4.13 NO MISREPRESENTATIONS. The representations, warranties and statements made by Precept and Merger Sub in or pursuant to this Agreement (including the Disclosure Schedule) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstance in which it was made, not misleading.

                                      ARTICLE V
                         ADDITIONAL COVENANTS AND AGREEMENTS


     5.1 CONDUCT OF BUSINESS. Prior to the Closing, the Company will, and the Stockholders will cause the Company to (a) operate in the ordinary course of business and consistent with past practices and use their reasonable best efforts, consistent with past practice to preserve the goodwill of the Company and of their employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as contemplated by this Agreement, not engage in any transaction outside the ordinary course of business, including without limitation by making any material expenditure, investment or commitment or entering into any material agreement or arrangement of any kind; (c) maintain all insurance policies and all Permits that are required for the Company to carry on its business; (d) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (e) not take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in SECTION 3.11.

     5.2 NO-SHOP PROVISIONS. Neither the Company nor the Stockholders has entered into any agreement, commitment or understanding with any other Person with respect to the sale of the Shares or a substantial portion of the business or assets of the Company (whether through an asset sale, stock sale, merger or otherwise). Until the Closing, the Company and the Stockholders agree to negotiate exclusively and in good faith with Precept and Merger Sub with respect to the sale of the Shares or the Company's assets, and neither the Company nor the Stockholders will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning a sale of the Shares or a substantial portion of the assets or business of the Company (whether through an asset sale, stock sale, merger or otherwise), and the Company and the Stockholders will promptly communicate to Precept or Merger Sub the material substance of any inquiry or proposal concerning any such transaction that may be received.

     5.3 ACCESS AND INFORMATION. The Company will permit Precept, Merger Sub and their representatives to have reasonable access to the Company's directors, officers, employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Precept and Merger Sub such information, financial records and other documents relating to the Company and their respective operations and business as Precept and Merger Sub may reasonably request. The Company and the Stockholders will permit Precept, Merger Sub and their representatives reasonable access to the Company's accountants, auditors, suppliers and Governmental Bodies having dealings with the Company for consultation or verification of any information obtained by Precept or Merger Sub, on and after the date of execution and delivery of this Agreement, and will use their respective best efforts to cause such Persons to cooperate with Precept, Merger Sub and their representatives in such consultation and in verifying such information.

     5.4 SUPPLEMENTAL DISCLOSURE. Each party hereto will promptly supplement or amend each of the Schedules hereto (including, without limitation, each Section to the Disclosure Schedule) with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that, for purposes of determining the rights and obligations of the parties hereunder (other than the obligations of the parties under this SECTION 5.4), any such supplemental or amended disclosure will be deemed to have been disclosed to the other party for purposes of SECTION 7.1 hereof and each party reserves the right, in the event of any such supplemental disclosure, to terminate this Agreement pursuant to SECTION 8.1(b) or SECTION 8.1(e), as the case may be, of this Agreement if such supplemental disclosure, in such party's reasonable opinion, could have a material adverse effect on the assets, liabilities, financial condition or prospects of either the Company, Precept or Merger Sub (as the case may be).

     5.5 INFORMATION FOR FILINGS. The Stockholders and the Company will furnish Precept and Merger Sub with all information concerning the Company as is required for inclusion in any application or filing made by Precept or Merger Sub to any Governmental Body in connection with the transactions contemplated by this Agreement.

     5.6 FULFILLMENT OF CONDITIONS BY THE COMPANY AND THE STOCKHOLDERS. The Company and the Stockholders agree not to take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Company or the Stockholders herein not to be true and correct as of the Closing. The Company and the Stockholders will take all reasonable steps to cause to be fulfilled the conditions precedent to Precept's and Merger Sub's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company or the Stockholders, respectively.

     5.7 FULFILLMENT OF CONDITIONS BY PRECEPT AND MERGER SUB. Precept and Merger Sub agree not to take any action, unless otherwise required by applicable legal requirements, that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by Precept or Merger Sub herein not to be true and correct as of the Closing. Precept and Merger Sub will take all reasonable steps to cause to be fulfilled the conditions precedent to the Company's and the Stockholders's obligations to consummate the transactions contemplated hereby that are dependent on the actions of Precept or Merger Sub, respectively.

     5.8 PUBLICITY. Precept, Merger Sub, the Company and the Stockholders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Precept or Merger Sub, on the one hand, nor the Company or the Stockholders, on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal requirements; PROVIDED, HOWEVER, such approval shall not be unreasonably withheld.

     5.9 RELEASE BY THE STOCKHOLDERS. Effective upon the Closing, each of the Stockholders, for himself and his heirs, executors, administrators, successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company and its respective employees, officers, directors, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys' fees and expenses), obligations, liabilities and/or damages of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to the Company, (other than with respect to this Agreement or the transactions contemplated hereby), that the Stockholders may now have or may hereafter claim to have against the Company or any of such employees, officers, directors, successors or assigns.

     5.10 COVENANTS RELATING TO TAXES.

          (a) The Surviving Corporation shall file all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date.

          (b) Notwithstanding anything to the contrary contained herein, the Surviving Corporation shall file any necessary Tax Return or other documentation with respect to all transfer, sales, stamp, registration or other similar Taxes or fees incurred in connection with this Agreement and shall be responsible for payment of any such Tax; PROVIDED, HOWEVER, any federal, state or local tax audits relating to the Company that pertain to either the calendar year or fiscal year 1997 shall be the sole responsibility of the Stockholders, and the Stockholders hereby agree to pay any and all costs and expenses of attorneys, accountants and other professionals employed by the Stockholders to assist with such audits, provided that the Stockholders shall determine and control their tax representatives and any other cost sources.

          (c) Except as otherwise provided in the Agreement, the Stockholders, Precept and the Surviving Corporation agree to cooperate fully with each other with respect to the preparation of all Tax Returns and with respect to all matters relating to Taxes, and to keep each other advised as to any issue relating to Taxes which could have a bearing on such other party's responsibilities hereunder.

     5.11 TAX TREATMENT.

          (a) From and after the date of this Agreement, none of Precept, Merger Sub, the Company, or any Stockholder shall take, or cause or permit any of their Affiliates to take, any action that would preclude qualification of the transactions contemplated by this Agreement as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

          (b) Each of the Company and Precept shall comply with the reporting requirements of Treasury regulations Section 1.368-3 and shall not take any position on any Tax Return inconsistent with qualification of the transactions contemplated by this Agreement as a reorganization with the meaning of the Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code.

     5.12 CONFIDENTIALITY. From the date hereof to and including the Closing Date, the parties hereto shall maintain, and cause their directors, employees, agents and advisors to maintain, in confidence and not disclose or use for any purpose, except the evaluation of the transactions contemplated hereby and the accuracy of the respective representations and warranties of the parties hereto contained herein, information concerning the other parties hereto and obtained directly or indirectly from such parties, or their directors, employees, agents or advisors, except such information as is or becomes (a) available to the non-disclosing party from third parties not subject to an undertaking of confidentiality or secrecy; (b) generally available to the public other than as a result of a breach by the non-disclosing party hereunder; or (c) required to be disclosed under applicable law; and except such information that was in the possession of such party prior to obtaining such information from such other party (as to which the fact of prior possession such possessing party shall have the burden of proof). In the event that the transactions contemplated hereby shall not be consummated, all such information that is in writing shall be returned to the party furnishing the same, including to the extent reasonably practicable, copies or reproductions thereof which may have been prepared.

     5.13 CUSTOMER VISITS. Upon execution of this Agreement, Precept and/or Merger Sub shall conduct due diligence on the customers, suppliers and Governmental Bodies having dealings with the Company in such manner and with such customers, suppliers and Governmental Bodies as is mutually agreed upon by the parties hereto (the "Customer Due Diligence").

     5.14 REPORTING. Precept shall file in a timely manner any and all reports required to be filed and shall take all actions necessary to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended.

                                      ARTICLE VI
                                CONDITIONS TO CLOSING

     6.1 CONDITIONS TO OBLIGATIONS OF PRECEPT AND MERGER SUB. The obligations of Precept and Merger Sub under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Precept or Merger Sub in writing:

          (a) All representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

          (b) The Company and the Stockholders shall have performed and complied with all the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by them pursuant to SECTION 6.3.

          (c) There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the shareholders of the Company (including the Stockholders), the Company, Precept or Merger Sub to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

          (d) All necessary contractual, governmental or other (including shareholder) consents, approvals, orders or authorizations, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and all necessary contractual, governmental or other notices, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been given.

          (e) No supplemental disclosure to the Disclosure Schedules pursuant to SECTION 5.4 of this Agreement shall have been made by the Stockholders or the Company that discloses any fact or event that, in Merger Sub's reasonable opinion, could have a material adverse effect on the assets, liabilities, financial condition or prospects of the Company.

          (f) Precept and Merger Sub shall have completed the Customer Due Diligence and shall be satisfied (in Merger Sub's and Precept's sole discretion), based on such visits, that the Company's customer and other business relationships are satisfactory.

          (g) There shall have been no material adverse change in the assets, liabilities or financial condition of the Company prior to Closing as reflected in the Financial Statements.

     6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS. The obligations of the Company and the Stockholders under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company or the Stockholders in writing:

          (a) All representations and warranties of Precept and Merger Sub contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date.

          (b) Precept and Merger Sub shall have performed and complied with the covenants and agreements and satisfied the conditions required by this Agreement to be performed, complied with or satisfied by them at or prior to the Closing Date, including without limitation the delivery of all items required to be delivered by Precept and Merger Sub pursuant to SECTION 6.3.

          (c) There shall be no pending or threatened litigation in any court or any proceeding before or by any Governmental Body against the shareholders of the Company (including the Stockholders), the Company, Precept or Merger Sub to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the consummation of the transactions contemplated hereby.

          (d) All necessary contractual, governmental, or other consents, approvals, orders or authorizations shall have been obtained and all necessary governmental notices shall have been given, provided that receipt of third party consents by the Stockholders shall not be deemed a condition to Closing on the part of the Stockholders if Merger Sub provides satisfactory indemnification to the Stockholders against any liabilities related to failure to obtain such consents.

          (e) No supplemental disclosure to the Disclosure Schedules pursuant to SECTION 5.4 of this Agreement shall have been made by Precept or Merger Sub that discloses any fact or event that, in the Stockholders's reasonable opinion, could have material adverse effect on the assets, liabilities, financial condition or prospects of Precept or Merger Sub.

          (f) The Stockholders shall have received a tax opinion from their counsel that the transaction contemplated hereby shall qualify as a reorganization within the meaning of Section 368(a) of the Code to the Company and the Stockholders.

          (g) There shall have been no material adverse change in the assets, liabilities or financial condition of Precept or Merger Sub prior to the Closing.

     6.3 CLOSING DELIVERIES. At the Closing, the certificate(s), documents and other items listed below will be executed and delivered by the appropriate parties:

          (a) The Stockholders will deliver stock certificate(s) to Merger Sub representing all of the Shares, duly endorsed for transfer and accompanied by duly executed stock power(s);

          (b) Subject to the payment of certain expenses as set forth in the schedule to delivered pursuant to Section 6.3(o) (the "Stockholder Expenses"), Precept will, by electronic wire transfer in same-day Funds, deliver to each of the Stockholders and such other parties identified in such schedule, an amount of cash representing their respective cash portions of the Merger Consideration;

          (c) Subject to SECTION 7.4 below, Precept will cause stock certificates to be delivered to each of the Stockholders, representing the shares of Precept Common Stock to be delivered as a portion of the Merger Consideration;

          (d) Merger Sub and each of the Stockholders and Steven Bazinet will execute and deliver separate Finder's Fee Agreements substantially in the form of EXHIBIT B hereto;

          (e) Merger Sub and each of Edward Curtis and Steven Bazinet will execute and deliver separate Employment Agreements substantially in the forms of EXHIBIT C-1 and EXHIBIT C-2 hereto, respectively;

          (f) Merger Sub and each of the Stockholders will execute and deliver a Confidentiality and Noncompetition Agreement substantially in the form of EXHIBIT D hereto;

          (g) Precept, Merger Sub and each of the Stockholders will execute and deliver an Affiliate Agreement substantially in the form of EXHIBIT E hereto;

          (h) The Stockholders and the Company will execute and deliver to Precept and Merger Sub a Closing Certificate substantially in the form of EXHIBIT F hereto;

          (i) Merger Sub and Precept will execute and deliver to the Company and the Stockholders a Closing Certificate substantially in the form of EXHIBIT G hereto;

          (j) The Company will execute and deliver to Precept and Merger Sub, and Merger Sub will execute and deliver to the Company and the Stockholders, a Secretary's Certificate substantially in the form of EXHIBIT H hereto;

          (k) Merger Sub will cause Precept to grant, and deliver a notice of grant of, stock options to purchase Precept Common Stock to those persons, and in such amounts, as are set forth in SCHEDULE 6.3(k) hereto, in the form provided in Precept's 1998 Incentive Stock Plan.

          (l) If and to the extent requested by Merger Sub, each director and officer of the Company will deliver to Merger Sub a written resignation;

          (m) The Company and the Stockholders will deliver to Precept and Merger Sub a legal opinion of their counsel in such form as Merger Sub's and Precept's counsel shall reasonably request;

          (n) Precept and Merger Sub will deliver to the Company and the Stockholders a legal opinion of their counsel in such form as the Company's counsel shall reasonably request; and

          (o) The Company and Stockholders will deliver to Precept a schedule (a copy of which shall have been previously delivered to Precept on or prior to the date of this Agreement) directing payment of expenses at Closing out of the Merger Consideration, to those persons listed thereon, together with detailed instructions for payment thereof and to the Stockholders (including, without limitation, electronic wire transfer instructions, as applicable).

                                     ARTICLE VII
                              INDEMNIFICATION; HOLDBACK

     7.1 INDEMNIFICATION OF PRECEPT AND MERGER SUB. The Company (until the Closing) and the Stockholders (after the Closing), hereby agree to indemnify, defend and hold Precept, Merger Sub and their subsidiaries (including the Company after the Closing) and their respective directors, officers, employees and agents (each a "Precept Party" and collectively, the "Precept Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Precept Party may suffer or incur as a result of or relating to a breach of any agreement, representation, warranty or covenant made by the Company or the Stockholders in this Agreement or the Transaction Documents to which any Stockholder is a party or pursuant hereto, or in any exhibit, Disclosure Schedule, certificate or financial statement delivered hereunder or in any document required to be delivered on the Closing Date, but only to the extent such Losses exceed $100,000 individually or in the aggregate, provided that the Precept Parties shall be indemnified against the full amount of such Losses once the Losses equal or exceed $100,000. The maximum amount of Losses for which the Precept Parties shall be entitled to indemnification hereunder shall be $5,409,721, except with respect to intentional misrepresentations or fraud by the Stockholders or the Company (if applicable), in which case the limitation on indemnification set forth in the preceding sentence shall not apply. The indemnification obligations under this
Article VII shall expire one (1) year from the Closing Date except with respect to such representations warranties and covenants set forth in Section 7.7, which shall expire three (3) years from the Closing Date, and, in either case, except with respect to any Claims (as defined below) of the Precept Parties pending as of the expiration date (which Claims shall continue until the final resolution thereof).

     7.2 NOTIFICATION OF CLAIM; SET OFF. Any of the Precept Parties seeking indemnification under this Article VII will promptly give notice to the Stockholders (or the Company, if applicable) of any Losses or claims as to which it asserts a right to indemnification (a "Claim"), and within thirty (30) days thereafter, further notify the Stockholders (or the Company, if applicable) of the details of such Claim and the amount thereof; PROVIDED, HOWEVER, that the failure to give such notification shall not relieve the Stockholders (or the Company, if applicable) from any liability that he may have pursuant to the provisions of this Article VII as long as the failure to give such notice within such time is not prejudicial to the Stockholders or the Company. Notice to one of the Precept Parties for the purpose of this SECTION 7.2 shall mean the filing of the service upon such of the Precept Parties of any legal action, receipt of any claim in writing or similar form of actual notice. Precept and Merger Sub shall be entitled, but not required, to set off the amount of any Claim or Claims in respect of which Precept Parties are entitled to indemnification against any payments becoming due to the Stockholders (or the Company, if applicable) pursuant to this Agreement, the Transaction Documents to which any Stockholders is a party or otherwise. Precept and Merger Sub shall also be entitled, but not required, to cancel Holdback Shares (as defined in SECTION 7.4 hereof) in accordance with SECTION 7.4(e) below.

     7.3 DEFENSE OF CLAIMS. If any Claim by one of the Precept Parties arises out of a claim by a person other than one of the Precept Parties, Precept or Merger Sub will promptly give notice to the Stockholders (or the Company, if applicable) of any such Claim, and thereafter the Stockholders (or the Company, if applicable) may, by written notice, undertake to conduct any proceedings or negotiations in connection therewith or necessary to defend the Precept Parties and take all other steps or proceedings to settle or contest such claim, including, without limitation, the employment of counsel; PROVIDED, HOWEVER, that (a) the Stockholders (or the Company, if applicable) shall not enter into any agreement in compromise or settlement of any claim that could affect the Taxes attributable to any taxable period of the Company beginning on or after the Closing Date without the prior written consent of Precept or Merger Sub, and
(b) the Stockholders (or the Company, if applicable) shall reasonably consider the advice of the Precept Parties as to the defense and settlement of such claim and the Precept Parties shall have the right to participate, at their own expense, in such defense. Except as otherwise provided herein, control of such litigation and settlement shall remain with the Stockholders (or the Company, if applicable). The Precept Parties shall provide all reasonable cooperation in connection with any such defense by the Stockholders (or the Company, if applicable). Counsel and auditor fees, filing fees and court fees of all proceedings, contests or lawsuits with respect to any such claim shall be borne by the Stockholders (or the Company, if applicable). If any such Claim is made hereunder and the Stockholders (or the Company, if applicable) elects not to undertake the defense thereof by written notice to the Precept Parties, the Precept Parties shall be entitled to indemnification with respect thereto pursuant to the terms of this Article VII. If any Claim for indemnification by Precept or Merger Sub arises out of a Claim by Precept or Merger Sub and not a third party, then Precept or Merger Sub shall be entitled to immediate indemnification hereunder.

     7.4  HOLDBACK FOR CLAIMS.

          (a) RECOURSE TO HOLDBACK ACCOUNT. At the Closing, 412,641 shares of Precept Common Stock to be issued to the Stockholders at Closing under this Agreement (plus any additional New Shares (as defined below) as may be issued in respect thereof after the Closing) (collectively, the

"Holdback Shares"), will be issued in the name of the Stockholders and held by Precept and Merger Sub to partially secure the indemnification obligations of the Stockholders under SECTION 7.1.

          (b) HOLDBACK PERIOD; DISTRIBUTION UPON TERMINATION OF HOLDBACK PERIOD. Subject to the following requirements, the Holdback Shares shall be retained by Precept and Merger Sub for a period of one year from the Closing Date (the "Holdback Period"). Upon the expiration of the Holdback Period, Precept and Merger Sub will deliver to the Stockholders the remaining Holdback Shares, if any; PROVIDED, HOWEVER, that the number of Holdback Shares with a value (assuming a per share value of $2.622) equal to the amount of the Losses or other indemnification obligations as to which any of the Precept Parties has properly made a Claim under SECTION 7.2 shall be retained by Precept and Merger Sub until such Claims have been resolved. Within five (5) business days following resolution of such Claims, Precept and Merger Sub shall deliver to the Stockholders all Holdback Shares retained by Precept and Merger Sub and not required to satisfy such Claims.

          (c) PROTECTION OF HOLDBACK SHARES. Precept and Merger Sub shall hold and safeguard the Holdback Shares during the term of the Holdback Period, shall treat such Holdback Shares as a trust fund in accordance with the terms of this Agreement and not as the property of Precept and Merger Sub and shall hold and dispose of the Holdback Shares only in accordance with the terms hereof.

          (d)  DISTRIBUTIONS; VOTING.

               (i) Any shares of Precept Common Stock or other equity securities issued or distributed by Precept (including shares issued upon a stock split) (the "New Shares") in respect of Holdback Shares that have not been released to the Stockholders shall be added to the Holdback Shares and become a part thereof. New Shares issued in respect of Holdback Shares that have been released shall not be added to the Holdback Shares, but shall be distributed to the holders thereof. When and if cash dividends on Holdback Shares shall be declared and paid, they shall not be added to the Holdback Shares but shall be paid to the holders thereof.

               (ii) the Stockholders shall be the record owner of the Holdback Shares and shall have voting rights with respect to the Holdback Shares (including any New Shares that are voting securities) so long as such Holdback Shares are retained by Precept and Merger Sub.

          (e)  CLAIM UPON HOLDBACK SHARES.

               (i) Upon written notification by any of the Precept Parties to the Stockholders at any time on or before the last day of any Holdback Period:

                    (A) that such Precept Party has paid or properly accrued Losses in an aggregate stated amount to which such Precept Party is entitled to indemnity pursuant to this Agreement, and

                    (B) in the case of such Losses, specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued and the nature of the misrepresentation or breach of warranty, if any, or claim to which such item is related; then Precept and Merger Sub shall, unless the Stockholders objects in accordance with the provisions of
SECTION 7.4(f) hereof, cancel the number of shares of Precept Common Stock having a value equal to such Losses.

               (ii) For the purposes of determining the number of shares of Precept Common Stock to be cancelled from the Holdback Shares pursuant to
SECTION 7.4(e)(i), the shares of Precept Common Stock shall be valued at $2.622 per share.

          (f) OBJECTIONS TO CLAIMS. At the time of receipt of any notification as set forth in SECTION 7.4(e)(i), the Stockholders shall have a period of thirty (30) days after such delivery to object in a written statement to the claim made in the notification, and such statement shall have been delivered to Merger Sub prior to the expiration of such thirty (30) day period. If Merger Sub does not receive any such objection from the Stockholders within such thirty
(30) day period, Precept and Merger Sub may cancel the shares of Precept Common Stock from the Holdback Shares equal to the amount of Losses paid or properly accrued.

          (g) NO LIMITATION. The existence of this SECTION 7.4 and the rights set forth herein are not intended to limit any other claims by Merger Sub or any Precept Party for indemnification against the Stockholders (or the Company, if applicable).

     7.5 EXCLUSIVE REMEDY. Subject to the terms and conditions of SECTION 7.1, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of Precept or Merger Sub for a breach of any representation, warranty, covenant or agreement of the Company or the Stockholders under this Agreement, except with respect to intentional misrepresentations or fraud by the Stockholders or the Company.

     7.6 SURVIVAL. Except as otherwise provided in Section 7.7 and except for the Confidentiality Agreement dated October 7, 1997 by and between the Company, Sisung Securities Corporation, and Precept Business Products, Inc. (the "Confidentiality Agreement"), which agreement shall survive indefinitely, all representations and warranties made in or pursuant to this Agreement will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of one (1) year after the Closing Date and the right to indemnification with respect thereto shall expire on such date (unless there is a Claim pending on such date, in which case the indemnification obligations, hereunder shall continue until the final resolution of such Claim). All statements contained in any Schedule to this Agreement will constitute representations and warranties under this Agreement.

     7.7 FURTHER SURVIVAL OF CERTAIN PROVISIONS. All representations, warranties and covenants in this Agreement relating to Taxes, Employee Benefit Plans and Environmental Laws, and certain additional representations, warranties and covenants, including those contained in SECTIONS 3.12, 3.17, 3.26, 3.33, 4.8, 5.9, 5.10, 5.11, 8.1, 8.2 and 8.3 and in the provisions of this ARTICLE VII, will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of three (3) years from the Closing Date (or for such other period of time as such representation, warranty or covenant may expressly provide).

                                    ARTICLE VIII
              CERTAIN POST-CLOSING COVENANTS OF PRECEPT AND MERGER SUB

     8.1 PRICE GUARANTEE. If, at any time prior to the two-year anniversary of the date of this Agreement (the "Expiration Date"), (i) the average closing price of the Precept Common Stock on the Nasdaq SmallCap Market for any thirty
(30) consecutive days shall be less than $2.622 (the "Issue Price"), and (ii) thereafter but prior to the Expiration Date, any Stockholder (the "Selling Stockholder") shall sell any of the shares of Precept Common Stock included in the Merger Consideration at a price per share (the "Sale Price") less than the Issue Price, then, as soon as practicable after receipt of notice of such sale and the price thereof, together with such evidence of the terms of such sale as Precept may reasonably request, Precept shall cause to be delivered to such Stockholder a number of shares of Precept Common Stock equal to (i) the Issue Price minus the Sale Price, TIMES (ii) the number of shares sold by Stockholder, DIVIDED BY (iii) the average closing price of the Precept Common Stock on the Nasdaq SmallCap Market for the ten (10) days prior to the sale; PROVIDED, HOWEVER, that after the one-year anniversary of the date of this Agreement (and prior to the Expiration Date), the obligations of Precept under this Section 8.1 shall apply only with respect to the first 250,000 shares sold in any 90-day period.

     8.2 EARNOUT. On each of the first, second, third, fourth and fifth year anniversaries of the Closing Date (the "Anniversary Dates"), Precept will pay to the Stockholders an additional amount equal to twenty-five percent (25%) of Creative's Gross Profit (as hereinafter defined) for such year, if any, in excess of $5,000,000. Such payment shall be payable fifty percent (50%) in registered shares of Common Stock and fifty percent (50%) in cash. Such payment shall be made to the Stockholders as follows: 80% to Robert Bazinet and 20% to Edward Curtis. The number of shares of Precept Common Stock issuable in payment of the stock portion of such amount shall be determined based on the average closing price of the Precept Common Stock on the Nasdaq SmallCap Market for the ten (10) trading days prior to the Anniversary Date to which such payment relates. As used herein, the term "Gross Profit" shall mean Sales minus Cost of Sales (net of rebates and prompt pay discounts), and shall include all additional gross profit generated by newly hired sales representatives within Creative's designated district (Maine, New Hampshire, Vermont, Rhode Island, Massachusetts and Connecticut).

     8.3 ADOPTION OF EXTENDED SALES COMMISSION AGREEMENTS. On the Closing Date, Merger Sub shall adopt and implement an extended sales commission agreement having the form attached hereto as EXHIBIT I-1; PROVIDED, HOWEVER, that an extended sales commission agreement having the form attached hereto as
EXHIBIT I-2 shall be made available to those persons set forth in SCHEDULE 8.3 hereto.

                                      ARTICLE IX
                                    MISCELLANEOUS

     9.1 TERMINATION OF AGREEMENT. Certain of the parties to this Agreement may terminate this Agreement as follows:

          (a) Precept, Merger Sub, the Company and the Stockholders may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b) Precept and Merger Sub may terminate this Agreement by giving written notice to the Company and the Stockholders at any time prior to the Closing Date in the event the Company or the Stockholders has materially breached any representation or warranty pursuant to Article III of this Agreement or otherwise materially breached any covenant or agreement herein.

          (c) Precept and Merger Sub may terminate this Agreement by giving written notice to the Company and the Stockholders at any time prior to the Closing Date if the Closing shall not have occurred on or before September 15, 1998, by reason of the failure of any condition precedent set forth in Article VI hereof (unless the failure results primarily from Precept or Merger Sub breaching any representation, warranty or covenant contained in this Agreement as contemplated in Subsection (b) of this SECTION 9.1); or

          (d) The Company and the Stockholders may terminate this Agreement by giving written notice to Precept and Merger Sub at any time prior to the Closing Date if the Closing shall not have occurred on or before September 15, 1998, by reason of the failure of any condition precedent set forth in Article VI hereof (unless the failure results primarily from any of the Stockholders breaching any representation, warranty or covenant contained in this Agreement as contemplated in Subsection (e) of this SECTION 9.1).

          (e) The Company and the Stockholders may terminate this Agreement by giving written notice to Precept and Merger Sub at any time prior to the Closing Date in the event Precept or Merger Sub has materially breached any representation or warranty pursuant to Article IV of this Agreement or otherwise materially breached any covenant or agreement herein.

          (f) The Company and the Stockholders may terminate this Agreement if the per share closing price of the Precept Common Stock falls below $2.25, and Precept and Merger Sub may terminate this Agreement if the per share closing price of the Precept Common Stock exceeds $3.50.

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in SECTION 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Precept and Merger Sub, on the one hand, and the Company and the Stockholders, on the other, and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

     9.3 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by facsimile or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this
SECTION 9.3):

IF TO PRECEPT OR MERGER SUB:            Precept Business Services, Inc.
                                        1909 Woodall Rodgers Freeway, Suite 500
                                        Dallas, Texas 75201
                                        Attention: General Counsel
                                        Facsimile No.: 214/220-1082

WITH A COPY TO:                         Jackson Walker L.L.P.
                                        901 Main Street, Suite 6000
                                        Dallas, Texas 75202
                                        Attention: Charles D. Maguire, Jr.
                                        Facsimile No.: 214/953-5822

IF TO THE COMPANY OR THE STOCKHOLDERS:  Robert Bazinet
                                        c/o Creative/Steven Bazinet
                                        P.O. Box 1267
                                        Bangor, Me 04402-1267

                                           and

                                        Edward Curtis
                                        P.O. Box 1651
                                        Bangor, Me 04402-1651

WITH A COPY TO:                         Kutak Rock
                                        1101 Connecticut Avenue, NW
                                        Washington, DC 20036-4374
                                        Attention: Paul D. Borja, Esq.
                                        Facsimile No.: 202/828-2488

     Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or by facsimile or, if mailed, when actually received.

     9.4 EXPENSES. Precept and Merger Sub, on the one hand, and the Company and Stockholders, on the other, will each bear their own respective costs and expenses in connection with the transactions contemplated by this Agreement, and the Stockholders will pay all costs and expenses of the Company in connection therewith. The Stockholders shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by the Company or the Stockholders on their behalf and on behalf of the Company, with regard to the transactions contemplated by this Agreement. Precept, Merger Sub and their Affiliates shall bear any costs, expenses or fees payable to any financial advisors, attorneys, accountants or other representatives retained by Precept, Merger Sub or their Affiliates with regard to the transaction contemplated by this Agreement. If attorneys', accountants' or financial advisors' fees or other fees or costs are incurred to secure performance of any obligations under this Agreement or any agreement contemplated hereby, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

     9.5 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

     9.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated by the Company, the Stockholders or Merger Sub, without the prior written consent of the other parties hereto; except that Merger Sub may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Precept (provided that Merger Sub shall remain obligated to perform Merger Sub's obligations hereunder) and except that the rights of the Stockholders shall inure to the benefit of his heirs, executors, administrators and beneficiaries. This Agreement is not intended to confer any rights or benefits to any Person (including without limitation any employees of the Company) other than the parties hereto.

     9.7 ENTIRE AGREEMENT. This Agreement, the other Transaction Documents, the documents contained as Exhibits and Disclosure Schedules hereto, and the Confidentiality Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Disclosure Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

     9.8 SEVERABILITY. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent it is illegal, unenforceable or void. The intent and agreement of the parties to this Agreement is that this Agreement will be deemed amended by modifying any such illegal, unenforceable or void provision to the extent necessary to make it legal and enforceable while preserving its intent, or if that is not possible, by substituting another provision that is legal and enforceable and achieves the same objectives as the provisions. Notwithstanding the foregoing, if the remainder of this Agreement will not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected will be enforced to the extent permitted by law.

     9.9 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of Texas, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

     9.10 ARBITRATION PROCEEDINGS.

          (a) NEGOTIATION PERIOD. Any dispute, controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this SECTION 9.10. If such a dispute, controversy or claim exists, the parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

          (b) COMMENCEMENT OF ARBITRATION. If a resolution is not reached by the parties prior to the end of the Negotiation Period, either party may provide a written request to the American Arbitration Association within ten (10) days from the end of such period requesting the selection of three (3) arbitrators (the "Panel") to arbitrate the parties' respective rights and obligations with respect to the matter set forth in the Dispute Notice. Each arbitrator on the Panel shall be experienced in the arbitration of complex commercial disputes.

          (c) DISCOVERY. Each party to an arbitration shall be entitled to such discovery as the Panel shall determine is appropriate.

          (d) EXPENSES OF ARBITRATORS. The expenses of the Panel shall be paid by the party that does not substantially prevail on the merits in the arbitration (as determined by the award of the Panel).

          (e) LOCATION OF ARBITRATION. The arbitration shall take place in Ouachita Parish, Louisiana.

          (f) AAA RULES. Except as expressly provided in this SECTION 9.10, the arbitration shall be conducted in accordance with the Commercial Rules of the American Arbitration Association as then in effect.

          (g) FEES AND EXPENSES. The party that substantially prevails on the merits of the arbitration (as determined by the Panel) shall be entitled to reasonable attorneys' fees, costs, expenses and necessary disbursements in addition to any other relief to which such party may be entitled.

     9.11 INTERPRETATION. When used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates or permits.

     9.12 COUNTERPARTS; FACSIMILE SIGNATURES. One or more counterparts of this Agreement may be delivered by facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof. This Agreement may be executed by the parties on one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     9.13 COOPERATION. The parties shall cooperate fully with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, by providing such certificates as may be reasonably required in connection with the rendering of the tax opinion to be delivered pursuant to SECTION 6.2(f), and all parties shall use their best efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder.

     9.14 HEADINGS. The section headings contained in this Agreement are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.15 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


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                                      40

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MERGER SUB:                            COMPANY:
-----------                            --------

CREATIVE ACQUISITION CORP.,            CREATIVE,
a Texas corporation                    a Maine corporation


By:                                    By:
   -------------------------------        ----------------------------------
     David L. Neely,                           Robert Bazinet,
     Chief Executive Officer                   President


PRECEPT:                               THE STOCKHOLDERS:
--------                               -----------------

PRECEPT BUSINESS SERVICES, INC.,
a Texas corporation
                                       -------------------------------------
                                       Robert Bazinet, individually
By:
   -------------------------------
     David L. Neely,
     Chief Executive Officer           -------------------------------------
                                       Edward Curtis, individually





                                      41